HOME EQUITY ASSET TRUST 2007-1

HOME EQUITY ASSET TRUST 2007-1

DERIVED INFORMATION [1/10/06]

[$970,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$980,000,100]

Total Certificates Offered & Non-Offered

(Approximate)

Home Equity Pass-Through Certificates, Series 2007-1

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 1/01/07 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 486

Total Outstanding Loan Balance ($): 151,156,505

Total Expected Collateral Balance ($): 1,000,000,100

Total Expected Collateral Balance - Selection ($): 152,073,301

Average Loan Current Balance ($): 311,022

:

Weighted Average Original LTV (%) *: 80.5

Weighted Average Coupon (%): 7.42

Arm Weighted Average Coupon (%): 7.42

Fixed Weighted Average Coupon (%): 7.44

Weighted Average Margin (%): 5.63

Weighted Average FICO (Non-Zero): 664

Weighted Average Age (Months): 3

:

% First Liens: 100.0

% Second Liens: 0.0

%Arms: 97.3

%Fixed: 2.7

% Interest Only:  100.0

% of Loans with Mortgage Insurance:  0.0

		Total	%		WA
Current Rate (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
5.01 - 5.50	2	859,200	0.6	5.38	80.0	631
5.51 - 6.00	18	5,604,419	3.7	5.88	76.6	662
6.01 - 6.50	38	12,282,871	8.1	6.33	79.2	686
6.51 - 7.00	93	29,836,834	19.7	6.85	79.2	674
7.01 - 7.50	125	39,732,306	26.3	7.32	79.9	664
7.51 - 8.00	125	37,618,601	24.9	7.79	80.4	666
8.01 - 8.50	38	11,116,038	7.4	8.24	84.5	638
8.51 - 9.00	30	10,016,271	6.6	8.74	83.9	646
9.01 - 9.50	9	1,844,214	1.2	9.38	88.6	616
9.51 -10.00	6	1,944,050	1.3	9.70	88.2	611
10.01 -10.50	1	155,000	0.1	10.25	100.0	703
10.51 -11.00	1	146,700	0.1	10.52	90.0	569
Total:	486	151,156,505	100.0	7.42	80.5	664

Max: 10.52

Min: 5.31

Wgt Avg: 7.42

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

		Total	%		WA
FICO	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
476 - 500	2	349,834	0.2	8.24	80.0	481
501 - 525	3	443,200	0.3	8.92	80.0	507
526 - 550	1	184,000	0.1	7.88	80.0	527
551 - 575	12	2,809,370	1.9	8.18	80.9	566
576 - 600	31	8,246,105	5.5	7.73	79.7	591
601 - 625	72	19;481,512	12.9	7.55	81.9	614
626 650	82	25;452,955	16.8	7.56	80.9	638
651 - 675	99	34,105,053	22.6	7.29	79.9	661
676-700	90	29,930,566	19.8	7.46	80.8	688
701 - 725	48	16,845,947	11.1	7.21	80.2	712
726 - 750	24	7,431,041	4.9	7.06	80.4	740
751 - 775	16	4,489,316	3.0	7.15	80.2	759
776 - 800	4	935,607	0.6	7.18	78.9	791
801 - 825	2	452,000	0.3	6.59	74.9	806
Total:	486	151,156,505	100.0	7.42	80.5	664
Max: 808
Min: 479
Wgt Avg: 664

		Total:	%		WA
ScheduledBalance	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
50,001 -100,000	7	625,920	0.4	8.05	73.7	653
100,001 -150,000	45	5,951,854	3.9	7.56	79.9	654
150,001 – 200,000	87	15,547,506	10.3	7.58	78.1	648
200,001 - 250,000	58	13,045,559	8.6	7.59	81.6	661
250,001 - 300,000	65	17,761,032	11.8	7.31	81.0	659
300,001 - 350,000	58	18,645,509	12.3	7.43	82.3	664
350,001 - 400,000	55	20,732,601	13.7	7.29	80.3	660
400,001 - 450,000	36	15,279,392	10.1	7.42	80.3	668
450,001 - 500,000	26	12,397,284	8.2	7.05	78.9	684
500,001 - 550;000	14	7,394,432	4.9	7.37	80.6	658
550,001 - 600,000	10	5,770,426	3.8	7.56	80.0	677
600001 - 650,000	9	5,592,040	3.7	7.68	82.7	660
650,001- 700,000	6	4,114,000	2.7	7.28	81.6	664
700,001 - 750,000	2	1,431,200	0.9	8.20	80.0	678
750,001 – 800,000	4	3,094,750	2.0	7.44	81.3	667
800,001 - 850,000	1	844,000	0.6	8.00	80.0	693
850,001 - 900,000.	1	860;000	0.6	6.99	80.0	684
900,001 - 950,000	1	945,000	0:6	6.80	85:9	716
1,000,001	1	1,124,000	0.7	8.70	80.0	718
Total:	486	151,156,505	100.0	7.42	80.5	664
Max: 1,124,000.00
Min: 70,400.00
Avg: 311,021.62

		Total	%		WA
Original LTV (%) *	No of Loans	Scheduled Balance	Scheduled Balance.	WAC. %	OLTV* %	WA FICO
<=50.0	10	2,075,848	1.4	7.03	43.9	657
55.1 - 60.0	2	528,800	0.3	6.42	59.5	643
60.1 - 65.0	7	1,606,270	1.1	6.83	63.7	631
65.1 - 70.0	10	3,034,508	2.0	7.37	68.7	632
70.1 - 75.0	51	17,015,111	11.3	7.33	74.6	678
75.1 - 80.0	306	96,039,033	63.5	7.36	80.0	668
80.1 - 85.0	27	8,105,012	5.4	7.41	84.2	631
85.1 -90.0	40	13,273,271	8.8	7.86	89.1	643
90.1 -95.0	15	3,716,903	2.5	7.50	94.4	654
95.1 -100.0	18	5,761,750	3.8	8.15	100.0	673
Total:	486	151,156,505	100.0	7.42	80.5	664
Max: 100.0
Min: 30.9
Wgt Avg: 80.5

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

		Total	%		WA
Prepay Penalty in Years	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.00	74	22,113,216	14.6	7.167	80.5	663
0.50	1	628,000	0.4	9.75	80.0	637
1.00	36	13,606,613	9.0	7.64	80.9	668
2.00	250	77,632,322	51.4	7.34	79.9	664
3.00	125	37,176,354	24.6	7.33	81.8	663
Total:	486	151,156,505	100.0	7.42	80.5	664

		Total	%		WA
Documentation Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Full	276	83,380,727	55.2	7.18	80.7	654
Reduced	95	29,174,655	19.3	7.69	80.1	675
Stated Income / Stated Assets	107	35,541,677	23.5	7.78	80.7	676
No Income / No Assets	8	3,059,446	2.0	7.38	79.4	675
Total:	486	151,156,505	100.0	7.42	80.5	664

		Total	%		WA
Occupancy Status	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Primary	479	149,097,940	98.6	7.42	80.5	664
Second Home	2	420,735	0.3	7.94	85.3	658
Investor	5	1,637,830	1.1	8.01	82.2	646
Total:	486	151,156,505	100.0	7.42	80.5	664

		Total	%		WA
State	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
California	218	82,939,626	54.9	7.27	79.4	671
Arizona	48	11,435,441	7.6	7.43	81.6	636
Florida	41	9,396,865	6.2	7.85	81.1	662
Nevada	25	6,457,392	4.3	7.73	81.3	658
Washington	20	5,789,421	3.8	7.57	84.0	6,87
New York	10	4,509,220	3.0	7.60	80.0	651
Maryland	15	4,245,143	2.8	7.45	82.8	642
Oregon	13	3,709,237	2.5	7.86	81.2	691
Massachusetts	9	2,749,200	1.8	7.46	83.3	646
Colorado	8	2,206,360	1.5	7.49	81.9	647
Virginia	8	1,702,123	1.1	7.76	85.2	649
Illinois	7	1,574,900	1.0	7.63	81.4	666
North Carolina	4	1,538,400	1.0	7.51	90.2	640
Utah	8	1,454,415	1.0	8.14	79.6	624
New Jersey	5	1,241,299	0.8	7.71	81.6	663
Other	47	10,207,463	6.8	7.52	81.3	654
Total:	486	151,156,505	100.0	7.42	80.5	664

		Total	%		WA
Purpose	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Purchase	281	85,245,321	56.4	7.52	80.7	673
Refinance - Rate Term	14	5,663,550	3.7	7.25	83.4	658
Refinance - Cashout	191	60,247,634	39.9	7.30	80.0	651
Total:	486	151,156,505	100.0	7.42	80.5	664

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Product	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Arms 2/28	343	108,198,703	71.6	7.42	79.8	662
Arm 3/27	102	29,825,720	19.7	7.44	83.4	672
Arm 5/25	24	9,114,600	6.0	7.42	80.6	659
Fixed Rate	17	4,017,482	2.7	7.44	80.2	652
Total:	486	151,156,505	100.0	7.42	80.5	664

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	361	114,477,122	75.7	7.39	80.4	665
PUD	69	20,798,863	13.8	7.60	81.2	652
Condo	42	10,242,135	6.8	7.58	81.1	661
2 Family	13	5,090,135	3.4	7.22	79.5	680
3-4 Family	1	548,250	0.4	7.63	85.0	685
Total:	486	151,156,505	100.0	7.42	80.5	664

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
0.01 -4.00	35	12,251,386	83	6.45	77.9	677
4.01 -4.50	29	8,713,535	5.9	6.62	80.1	660
4.51 - 5.00	59	19,267,765	13,1	7.01	81.6	670
5.01 -5.50	75	23,790,213	16.2	7.24	82.3	656
5.51 -6.00	89	28;715,583	19.5	7.59	79.9	669
6.01 - 6.50	79	25,223,193	17.1	7.63	80.3	664
6.51 -7.00	78	21,380,917	14.5	7.91	80.0	666
7.01 -7.50	12	3,708,290	2.5	8.38	83.8	654
7.51 - 8.00	9	3,089,291	2.1	8.89	77.6	633
8.01 -8.50	2	334,700	0.2	9.94	84.4	532
8.51 -9.00	2	664,150	0.5	9.68	90.0	606
Total:	469	147,139,023	100.0	7.42	80.5	664
Max: 8.75
Min: 2.36 Wgt Avg:: 5.63

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
4 -6	5	1,416,115	1.0	6.23	81.4	597
7-9	5	1,277,699	0.9	6.44	81.4	615
10 -12	1	142,000	0.1	7.50	80.0	479
13 -15	3	746,268	0.5	7.80	79.0	585
16 -18	22	6,171,497	4.2	7.96	79.3	630
19-21	138	45,995,856	31.3	7.51	78.4	675
22 -24	170	52,569,164	35.7	7.32	81.0	660
28 - 30	3	698,750	0.5	7.22	82.0	617
31 -33	25	6,248,075	4.2	7.72	80.0	676
34 - 36	73	22,759,000	15.5	7.38	84.4	672
37>=	24	9,114,600	6.2	7.42	80.6	659
Total:	469	147,139,023	100.0	7.42	80.5	664
Max: 59 Min: 4 Wgt Avg: 26

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

		Total	%		WA
Maximum Rate (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
9.51 -11.50	5	1,732,800	1.2	5.70	79.1	621
11.51 -12.00	19	5,993,134	4.1	6.07	75.1	652
12.01 -12.50	34	10,749,371	7.3	6.35	79.3	682
12.51 - 13.00	84	27,199,404	18.5	6.87	80.2	675
13.01 -13.50	107	34,657,086	23.6	7.32	79.8	668
13.51 - 14.00	94	27,791,608	18.9	7.73	80.0	670
14.01 -14.50	44	13,786,395	9.4	7.83	83.0	643
14.51 - 15.00	52	17,071,605	11.6	8.23	81.9	663
15.01 - 15.50	15	3,543,035	2.4	8.77	84.5	623
15.51 -16.00	10	3,852,120	2.6	9.19	84.9	622
16.01 -16.50	3	487,764	0.3	9.67	95.0	665
16.51 -17.00	2	274,700	0.2	10.09	85.3	538
Total:	469	147,139,023	100.0	7.42	80.5	664
Max: 16.60
Min: 10.75
Wgt Avg: 13.55

		Total	%		WA
Minimum Rate (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
4.51 -5.00	2	739,000	0.5	6.88	76.4	622
5.01 - 5.50	6	1,831,650	1.2	6.45	82.6	620
5.51 - 6.00	18	5,548,419	3.8	5.98	77.0	650
6.01 -6.50	39	12,878,811	8.8	6.49	79.5	684
6.51 - 7.00	97	30,272,729	20.6	6.94	79.7	672
7.01 - 7.50	118	38,187,856	26.0	7.32	79.7	666
7.51 -8.00	114	34,809,162	23.7	7.79	80.4	670
8.01 - 8.50	34	10,140,559	6.9	8.21	84.4	638
8.51 - 9.00	25	8,832,771	6.0	8.74	83.2	647
9.01 - 9.50	8	1,652,314	1.1	9.37	87.9	619
9.51 -10.00	6	1,944,050	1.3	9.70	88.2	611
10.01 -10.50	1	155,000	0.1	10.25	100.0	703
10.51-11.00	1	146,700	0.1	10.52	90.0	569
Total:	469	147,139,023	100.0	7.42	80.5	664
Max: 10.52
Min: 4.75
Wgt Avg: 7.36

		Total	%		WA
Initial Periodic Cap (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
1.50	12	2,847,994	1.9	8.28	81.5	639
2.00	38	11,534,711	7.8	7.46	79.7	651
3.00	419	132,756,317	90.2	7.40	80.6	666
Total:	469	147,139,023	100.0	7.42	80.5	664
Wgt Avg: 2.89

		Total	%		WA
Subsequent Periodic Cap (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
1.00	450	141,733,594	96.3	7.40	80.6	664
1.50	14	3,296,789	2.2	8.17	81.3	634
2.00	5	2,108,640	1.4	7.63	76.9	678
Total:	469	147,139,023	100.0	7.42	80.5	664
Wgt Avg: 1.03

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

		Total	%		WA
Interest Only Period (Months)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
24	5	1,820,100	1.2	7.38	79.0	637
60	472	146,511,038	96.9	7.42	80.6	664
120	9	2,825,367	1.9	7.54	78.6	671
Total:	486	151,156,505	100.0	7.42	80.5	664